UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 1, 2018

Date of Report (Date of earliest event reported)

SANMINA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street

San Jose, California 95134

(Address of principal executive offices, including zip code)

(408) 964-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 1, 2018, Sanmina Corporation (the “Company”) entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”), among the Company, the financial institutions party thereto from time to time as lenders and Bank of America, N.A., as agent for such lenders. The Credit Agreement amended and restated the Company’s existing Second Amended and Restated Loan Agreement, dated as of May 20, 2015.

The Credit Agreement provides for a $500.0 million secured revolving credit facility with a $100.0 million letter of credit sublimit and a $75.0 million swingline loan sublimit. Subject to the satisfaction of certain conditions, including obtaining additional commitments from existing and/or new lenders, the Company may increase the revolving commitments under the Credit Agreement by up to $200.0 million and/or add new term loan commitments of up to $375.0 million. The commitments under the Credit Agreement expire on February 1, 2023; provided that, if, on any day during the six month period immediately prior to the maturity date of the Company’s 4.375% Senior Secured Notes due June 2019, the Company does not meet a specified liquidity threshold and the 4.375% Senior Secured Notes due June 2019 have not been repaid in full, the Credit Agreement will terminate on the later of (i) such date to occur during such six month period, and (ii) the date that is ninety-two days prior to the maturity date of the Company’s 4.375% Senior Secured Notes due June 2019 (the “Maturity Date”).

The proceeds of the loans under the Credit Agreement may be used for working capital and general corporate purposes. The Company has the right to prepay loans under the Credit Agreement in whole or in part at any time without penalty. Amounts prepaid may be reborrowed. As of closing, the Company had $182 million aggregate principal amount of loans and $14.2 million aggregate face amount of letters of credit outstanding under the Credit Agreement.

Loans under the Credit Agreement bear interest, at the Company’s option, at either the London Interbank Offered Rate (“LIBOR”) or a base rate, in each case plus a spread determined based on the Company’s credit ratings. The spread ranges from 1.375% to 1.875% for LIBOR loans and 0.375% to 0.875% for base rate loans. Interest on the loans is payable quarterly in arrears with respect to base rate loans and at the end of an interest period (and at three month intervals if the interest period exceeds three months) in the case of LIBOR loans. Principal, together with accrued and unpaid interest, is due on the Maturity Date.

Certain of the Company’s domestic subsidiaries are required to be guarantors in respect of the Credit Agreement. The Company and the guarantors’ obligations under the Credit Agreement are secured by the following property of the Company and such guarantors, subject to certain exceptions:

•                  accounts receivable and all supporting obligations, chattel paper, documents and instruments in respect thereof or relating thereto;

•                  deposit accounts;

•                  inventory;

•                  equity interests of the Company and the guarantors in their direct subsidiaries, subject to limited exceptions;

•                  intercompany debt at any time owing to the Company and the guarantors from a Canadian subsidiary;

•                  cash;

•                  accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing; and

•                  all books and records pertaining to the foregoing.

The Credit Agreement requires the Company to comply with a minimum consolidated interest coverage ratio, measured at the end of each fiscal quarter of the Company, and at all times a maximum consolidated leverage ratio.

The Credit Agreement contains customary affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations. Further, the Credit Agreement contains customary negative covenants limiting the ability of the Company and its subsidiaries, among other things, to incur debt, grant liens, make investments, make acquisitions, make certain restricted payments, repurchase its shares and sell assets, subject to certain exceptions. Upon the occurrence and during the continuance of an event of default, the lenders may declare all outstanding principal and accrued and unpaid interest under the Credit Agreement immediately due and payable and may exercise the other rights and remedies provided for under the Credit Agreement and related loan documents. The events of default under the Credit Agreement include payment defaults, cross defaults with certain other indebtedness, breaches of covenants or representations and warranties, change in control of the Company and certain bankruptcy events.

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the text of the Credit Agreement, which is attached as an Exhibit hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
10.1	Credit Agreement, dated as of February 1, 2018, by and among Sanmina Corporation, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANMINA CORPORATION

Date: February 2, 2018	By:	/s/ David R. Anderson
Name: David R. Anderson
Title: Executive Vice President and Chief Financial Officer